EXHIBIT 5.2

212-701-3000

December 6, 2007

The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, New Jersey 07645

Ladies and Gentlemen:

                    We have acted as special counsel to The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of securities of the Company (the “Securities”) consisting of (i) senior debt securities (the “Senior Debt Securities”), (ii) subordinated debt securities (the “Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”), (iii) common stock, par value $1.00 per share (the “Common Stock”) and (iv) preferred stock, without par value (the “Preferred Stock”) to be issued from time to time pursuant to Rule 415 under the Act.

                    The Debt Securities are proposed to be issued under an indenture (the “Indenture”) a form of which is filed as an exhibit to the Registration Statement.

                    In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

                    We are of the opinion that:

          1.             With respect to the Debt Securities to be issued under the Indenture, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; and (ii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other law relating to or affecting creditors’ rights generally and general principles of equity and will be entitled to the benefits of the Indenture.

                    We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

                    We hereby consent to the use of our firm’s name under the caption “Legal Matters” and to the filing of this opinion with the Commission as an exhibit to the aforesaid Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP

Cahill Gordon & Reindel LLP